Exhibit 99.1
NEWS RELEASE

For additional information, contact:
Mark A Schroeder, Chief Executive Officer of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

MAY 1, 2012	GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS 5TH CONSECUTIVE QUARTER OF RECORD EARNINGS.

Jasper, Indiana - May 1, 2012 -- German American Bancorp, Inc. (NASDAQ: GABC) reported record quarterly earnings for the first quarter of 2012, marking the fifth consecutive quarter of record earnings by the Company.  German American’s first quarter 2012 net income of $5.6 million, or $0.44 per share, represented an increase of approximately 20% above the net income of $4.6 million, or $0.37 per share, reported in the first quarter of 2011.

As compared to the same quarter prior year results, this quarter’s record earnings were positively affected by a $1.5 million increase in net interest income, driven primarily by $120 million of organic deposit growth within the Company’s banking operations over the course of the past year. This level of deposit growth equates to approximately 8% annual growth of the Company’s total deposits.  Additionally, the Company reduced the level of its non-interest operating expenses by $1.3 million during the current year first quarter from the expense levels recorded during the first quarter of last year, with the majority of the decrease related to reduced data processing expenses related to the acquisition of American Community Bancorp in the first quarter of last year.

Further enhancing the level of the Company’s first quarter 2012 earnings was a $600 thousand reduction in the amount of provision for loan loss from that booked during the prior year’s first quarter.  This reduction in the level of loan loss provision was related to an improvement during the first quarter of this year of an already strong level of asset quality within the Company’s loan portfolio.  The Company’s level of non-interest income declined by $1.2 million from that earned in the first quarter of the prior year, largely due to a recognition of a $1.0 million security gain booked during the first quarter of last year related to the acquisition accounting treatment of the existing equity ownership position held by German American in American Community Bancorp at the time of its acquisition.

Commenting on the Company’s continued record quarterly earnings performance, Mark A. Schroeder, Chairman & CEO, stated, “The combination of strong organic deposit growth, a continuation of our historically strong level of asset quality within our loan portfolio, and well controlled operating expenses has resulted in our reporting this fifth consecutive quarter of record earnings.  Obviously, we wouldn’t have been able to achieve this without the confidence of our depositors, the financial strength of our borrowing clients, and the commitment of our team to operate in an extremely efficient manner.”

Schroeder continued, “We’re extremely pleased to be able to deliver this level of exceptional earnings performance, are extremely grateful for our stable and growing client base who entrust their business to German American, and are extremely proud of our team of dedicated financial professionals who work tirelessly every day to deliver upon our commitment to our customers and our shareholders to offer the very best in financial products and services throughout our Southern Indiana footprint in a sound and secure manner.”

The Company also announced that its Board of Directors declared its regular quarterly cash dividend of $0.14 per share which will be payable on May 20, 2012 to shareholders of record as of May 10, 2012.

Balance Sheet Highlights

Total assets for the Company increased to $1.910 billion at March 31, 2012, representing an increase $36.8 million compared with year-end 2011.  The increase during the first quarter of 2012 was attributable to continued growth of the Company’s core deposit base.

The Company’s investment portfolio increased by approximately $68.6 million to $586.1 million during the first quarter of 2012.  Much of this increase was the result of re-investment of funds early during the first quarter of 2012 following a security sale transaction late in the fourth quarter of 2011.  Federal funds sold and other short-term investments increased $53.9 million.  This was largely the result of a decline in loan balances outstanding and an increased level of deposits.

March 31, 2012 loans outstanding decreased by $27.0 million, or approximately 10% on an annualized basis, compared with year end 2011, and were relatively flat to March 31, 2011 total loans outstanding. The reduction in loans during the first quarter of 2012 compared with year end was largely related to a seasonal decline in agricultural loans and to a lesser extent a reduction in total consumer loans.

End of Period Loan Balances	03/31/12	12/31/11	03/31/11
(dollars in thousands)

Commercial & Industrial Loans	$296,185	$293,172	$282,681
Commercial Real Estate Loans	450,874	452,071	444,531
Agricultural Loans	147,295	167,693	145,136
Consumer Loans	116,434	124,479	127,880
Residential Mortgage Loans	85,768	86,134	97,479
	$1,096,556	$1,123,549	$1,097,707

Non-performing assets totaled $19.2 million at March 31, 2012 compared to $20.6 million of non-performing assets at December 31, 2011 and $22.4 million at March 31, 2011.  Non-performing assets represented 1.01% of total assets at March 31, 2012 compared to 1.10% of total assets at year end 2011, and compared to 1.27% at March 31, 2011.  Non-performing loans totaled $16.3 million at March 31, 2012 compared to $18.3 million at year end 2011, and compared to $18.9 million of non-performing loans at March 31, 2011.  Non-performing loans represented 1.49% of total loans at March 31, 2012 compared with 1.63% of total outstanding loans at year end 2011 and 1.73% of total loans outstanding at March 31, 2011.

Non-performing Assets	3/31/12	12/31/11	3/31/11
(dollars in thousands)

Non-Accrual Loans	$15,672	$17,857	$18,378
Past Due Loans (90 days or more)	200	-	177
Restructured Loans	398	409	388
Total Non-Performing Loans	16,270	18,266	18,943
Other Real Estate	2,971	2,343	3,434
Total Non-Performing Assets	$19,241	$20,609	$22,377

The Company’s allowance for loan losses totaled $15.8 million at March 31, 2012 representing an increase of $454,000 or 12% on an annualized basis from year end 2011 and an increase of $1.6 million or 11% compared with March 31, 2011.  The allowance for loan losses represented 1.44% of period end loans at March 31, 2012 compared with 1.37% at year-end 2011 and compared with 1.29% at March 31, 2011.  Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller.  As of March 31, 2012, the Company held a discount on acquired loans of $5.6 million.

Total deposits increased $48.7 million or approximately 13% on an annualized basis, as of March 31, 2012 compared with year-end 2011 total deposits and increased by approximately $119.9 million or 8% compared with March 31, 2011.

End of Period Deposit Balances	03/31/12	12/31/11	03/31/11
(dollars in thousands)

Non-interest-bearing Demand Deposits	$298,555	$282,335	$242,159
IB Demand, Savings, and MMDA Accounts	942,435	899,584	849,163
Time Deposits < $100,000	264,360	273,663	291,765
Time Deposits > $100,000	99,505	100,616	101,859
	$1,604,855	$1,556,198	$1,484,946

Results of Operations Highlights – Quarter ended March 31, 2012

Net income for the quarter ended March 31, 2012 totaled $5,602,000 or $0.44 per share, an increase of $29,000, or 0.5%, from the fourth quarter 2011 net income of $5,573,000 or $0.44 per share, and an increase of $957,000, or 21%, from the first quarter 2011 net income of $4,645,000 or $0.37 per share.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)

	Quarter Ended March 31, 2012			Quarter Ended December 31, 2011			Quarter Ended March 31, 2011
	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate	Principal Balance	Income/ Expense	Yield/Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$60,139	$33	0.22%	$62,502	$37	0.24%	$110,226	$65	0.24%
Securities	585,375	4,224	2.89%	587,788	4,451	3.03%	395,355	3,412	3.45%
Loans and Leases	1,113,987	15,848	5.72%	1,124,687	15,884	5.61%	1,114,310	16,303	5.92%
Total Interest Earning Assets	$1,759,501	$20,105	4.59%	$1,774,977	$20,372	4.56%	$1,619,891	$19,780	4.93%

Liabilities
Demand Deposit Accounts	$291,863			$277,361			$243,622
IB Demand, Savings, and
MMDA Accounts	$917,422	$526	0.23%	$914,969	$820	0.36%	$804,944	$1,266	0.64%
Time Deposits	364,499	1,520	1.68%	390,787	1,702	1.73%	400,483	2,127	2.16%
FHLB Advances and Other Borrowings	118,979	1,069	3.61%	134,015	1,087	3.22%	130,977	1,019	3.16%
Total Interest-Bearing Liabilities	$1,400,900	$3,115	0.89%	$1,439,771	$3,609	0.99%	$1,336,404	$4,412	1.34%

Cost of Funds			0.71%			0.80%			1.10%
Net Interest Income		$16,990			$16,763			$15,368
Net Interest Margin			3.88%			3.76%			3.83%

During the quarter ended March 31, 2012, net interest income totaled $16,612,000 representing an increase of $205,000, or 1%, from the quarter ended December 31, 2011 net interest income of $16,407,000 and an increase of $1,505,000, or approximately 10%, compared with the first quarter 2011 net interest income of $15,107,000.  The tax equivalent net interest margin for the quarter ended March 31, 2012 was 3.88% compared to 3.76% in the fourth quarter of 2011 and 3.83% in the first quarter of 2011.  The increased net interest margin in the first quarter 2012 compared with the fourth quarter of 2011 was attributable to the accretion of loan discounts on certain acquired loans.  Accretion contributed approximately 18 basis points on an annualized basis to the net interest margin in the first quarter of 2012 compared to approximately 7 basis points during the fourth quarter of 2011.  Also contributing to the improved net interest margin was a lowered cost of funds due primarily to a lower cost of deposits during the first quarter of 2012 compared with the fourth quarter of 2011.

The provision for loan loss totaled $690,000 during the quarter ended March 31, 2012 representing a decline of $2,210,000 or 76% from the fourth quarter of 2011 and a decline of $610,000 or 47% from the first quarter of 2011. During the first quarter of 2012, the provision for loan loss represented approximately 25 basis points of average loans on an annualized basis while net charge-offs represented approximately 8 basis points of average loans on an annualized basis.

During the first quarter of 2012, non-interest income totaled $4,801,000, a decrease of $1,839,000, or 28%, compared with the fourth quarter of 2011, and a decrease of $1,213,000, or 20%, compared with the first quarter of 2011.  The decline in the first quarter of 2012 as compared with both the fourth quarter of 2011 and first quarter of 2011 was largely attributable to a lower level of gain on sale of securities.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	03/31/12	12/31/11	03/31/11
(dollars in thousands)

Trust and Investment Product Fees	$696	$584	$464
Service Charges on Deposit Accounts	935	1,019	941
Insurance Revenues	1,391	1,219	2,049
Company Owned Life Insurance	244	264	353
Interchange Fee Income	431	375	353
Other Operating Income	373	470	400
Subtotal	4,070	3,931	4,560
Net Gains on Sales of Loans	713	730	409
Net Gain (Loss) on Securities	18	1,979	1,045
Total Non-interest Income	$4,801	$6,640	$6,014

Trust and investment product fees increased $112,000, or 19%, in the first quarter of 2012 compared with fourth quarter of 2011 and $232,000, or 50%, compared to the first quarter of 2011.  The increase compared to fourth quarter of 2011 was largely due to increased revenue generated through retail brokerage operations while the increase compared to the first quarter of 2011 was attributable to both increased trust revenues and brokerage revenues.

Insurance revenues increased $172,000, or 14%, during the first quarter of 2012 compared with the fourth quarter of 2011 and declined $658,000, 32%, compared with the first quarter of 2011.  The increase during the first quarter of 2012 compared with the fourth quarter of 2011 was largely seasonal fluctuations in the collection of premiums on larger commercial accounts while the decline compared to the first quarter of 2011 was the result of a lower level of contingency revenue.  Contingency revenue during the first quarter of 2012 totaled $52,000 compared with $784,000 during the first quarter of 2011.  The fluctuation in contingency revenue during 2012 and 2011 is a normal course of business type of variance and is reflective of claims and loss experience with insurance carriers that the Company represents through its property and casualty insurance agency.

Net gains on sales of loans decreased $17,000, or 2%, during the first quarter of 2012 compared with the fourth quarter of 2011 and increased $304,000, or 74%, compared with the first quarter of 2011.  Loan sales totaled $54.1 million during the first quarter of 2012, compared with $55.9 million during the fourth quarter of 2011 and $36.5 million during the first quarter of 2011.

The net gain on sale of securities was limited during the first quarter of 2012.  During the fourth quarter of 2011 the Company realized a net gain on the sale of securities of $1,979,000 related to the sale of approximately $60.1 million of securities.  The Company realized a gain of $1,045,000 during the first quarter of 2011 related to the acquisition accounting treatment of the existing equity ownership position the Company held in American Community Bancorp at the time of acquisition.

During the quarter ended March 31, 2012, non-interest expense totaled $12,593,000, a decrease of $43,000, or 0.3%, compared with the fourth quarter of 2011, and a decrease of $1,277,000, or 9%, compared with the first quarter of 2011.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	03/31/12	12/31/11	03/31/11
(dollars in thousands)

Salaries and Employee Benefits	$7,320	$7,182	$7,401
Occupancy, Furniture and Equipment Expense	1,772	1,739	1,855
FDIC Premiums	297	282	514
Data Processing Fees	114	271	1,105
Professional Fees	605	426	605
Advertising and Promotion	373	525	303
Intangible Amortization	442	461	517
Other Operating Expenses	1,670	1,750	1,570
Total Non-interest Expense	$12,593	$12,636	$13,870

Salaries and benefits increased $138,000, or 2%, during the quarter ended March 31, 2012 compared with the fourth quarter of 2011 and decreased $81,000, or 1%, compared with the first quarter of 2011.

The Company’s FDIC deposit insurance assessments increased $15,000, or 5% during the first quarter of 2012 compared with the fourth quarter of 2011 and decreased $217,000, or 42%, compared with first quarter of 2011.  The decline in comparison to the first quarter 2011 was attributable to changes in the deposit insurance assessment calculation which became effective in the second quarter 2011 related to the Dodd Frank Act.

Data processing fees declined $157,000, or 58%, during the quarter ended March 31, 2012 compared with the fourth quarter 2011 and declined $991,000 or 90% compared with the first quarter 2011.  The decline in both periods was largely related to the resolution of a contractual dispute during the first quarter of 2012 related to the acquisition of American Community Bancorp. An expense for the cancellation of a data processing contract was recorded in the first quarter of 2011, and upon resolution of the contractual dispute, a portion of that accrued expense was reversed in the first quarter of 2012.

About German American

German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) financial services holding company based in Jasper, Indiana.  German American, through its banking subsidiary German American Bancorp, operates 34 retail banking offices in 12 contiguous southern Indiana counties. The Company also owns a trust, brokerage, and financial planning subsidiary (German American Financial Advisors & Trust Company) and a full line property and casualty insurance agency (German American Insurance, Inc.).

Cautionary Note Regarding Forward-Looking Statements

The Company’s statements in this press release regarding the continuing growth and expansion of the Company’s business and the continuation of its trend of record-setting financial performance could be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release. Factors that could cause actual experience to differ from the expectations implied in this press release include the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; deterioration in general economic conditions, either nationally or locally, resulting in, among other things, credit quality deterioration; capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by the Company of outstanding debt or equity securities; risks of expansion through acquisitions and mergers, such as unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base of the acquired institution or branches, and difficulties in integration of the acquired operations; factors driving impairment charges on investments; the impact, extent and timing of technological changes; litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future; actions of the Federal Reserve Board; changes in accounting principles and interpretations; potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to the Company’s banking subsidiary; actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms; and the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends.  Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Readers are cautioned not to place undue reliance on these forward-looking statements.  It is intended that these forward-looking statements speak only as of the date they are made.  We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)
Consolidated Balance Sheets
	March 31,	December 31,	March 31,
	2012	2011	2011

ASSETS
Cash and Due from Banks	$26,365	$28,366	$25,606
Short-term Investments	86,630	32,737	48,665
Interest-bearing Time Deposits with Banks	4,977	5,986	10,372
Investment Securities	586,134	517,534	472,449

Loans Held-for-Sale	12,679	21,485	2,862

Loans, Net of Unearned Income	1,093,711	1,120,993	1,096,123
Allowance for Loan Losses	(15,766)	(15,312)	(14,173)
Net Loans	1,077,945	1,105,681	1,081,950

Stock in FHLB and Other Restricted Stock	8,340	8,340	9,863
Premises and Equipment	36,765	37,706	35,550
Goodwill and Other Intangible Assets	22,770	23,211	24,955
Other Assets	47,925	92,721	49,367
TOTAL ASSETS	$1,910,530	$1,873,767	$1,761,639

LIABILITIES
Non-interest-bearing Demand Deposits	$298,555	$282,335	$242,159
Interest-bearing Demand, Savings, and
Money Market Accounts	942,435	899,584	849,163
Time Deposits	363,865	374,279	393,624
Total Deposits	1,604,855	1,556,198	1,484,946

Borrowings	115,170	130,993	110,750
Other Liabilities	18,409	18,966	14,609
TOTAL LIABILITIES	1,738,434	1,706,157	1,610,305

SHAREHOLDERS' EQUITY
Common Stock and Surplus	107,805	107,633	107,127
Retained Earnings	53,273	49,434	39,119
Accumulated Other Comprehensive Income	11,018	10,543	5,088
TOTAL SHAREHOLDERS' EQUITY	172,096	167,610	151,334

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$1,910,530	$1,873,767	$1,761,639

END OF PERIOD SHARES OUTSTANDING	12,627,365	12,594,258	12,590,304

BOOK VALUE PER SHARE	$13.63	$13.31	$12.02

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)
Consolidated Statements of Income

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

INTEREST INCOME
Interest and Fees on Loans	$15,785	$15,825	$16,241
Interest on Short-term Investments and Time Deposits	33	37	65
Interest and Dividends on Investment Securities	3,909	4,154	3,213
TOTAL INTEREST INCOME	19,727	20,016	19,519

INTEREST EXPENSE
Interest on Deposits	2,046	2,522	3,393
Interest on Borrowings	1,069	1,087	1,019
TOTAL INTEREST EXPENSE	3,115	3,609	4,412

NET INTEREST INCOME	16,612	16,407	15,107
Provision for Loan Losses	690	2,900	1,300
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	15,922	13,507	13,807

NON-INTEREST INCOME
Net Gain on Sales of Loans	713	730	409
Net Gain on Securities	18	1,979	1,045
Other Non-interest Income	4,070	3,931	4,560
TOTAL NON-INTEREST INCOME	4,801	6,640	6,014

NON-INTEREST EXPENSE
Salaries and Benefits	7,320	7,182	7,401
Other Non-interest Expenses	5,273	5,454	6,469
TOTAL NON-INTEREST EXPENSE	12,593	12,636	13,870

Income before Income Taxes	8,130	7,511	5,951
Income Tax Expense	2,528	1,938	1,306

NET INCOME	$5,602	$5,573	$4,645

EARNINGS PER SHARE & DILUTED EARNINGS PER SHARE	$0.44	$0.44	$0.37

WEIGHTED AVERAGE SHARES OUTSTANDING	12,600,435	12,593,779	12,546,310
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	12,619,914	12,600,997	12,554,876

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended
		March 31,	December 31,	March 31,
		2012	2011	2011
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.19%	1.17%	1.06%
	Annualized Return on Average Equity	13.18%	13.39%	11.91%
	Net Interest Margin	3.88%	3.76%	3.83%
	Efficiency Ratio (1)	57.79%	54.00%	64.87%
	Net Overhead Expense to Average Earning Assets (2)	1.77%	1.35%	1.94%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.08%	0.98%	0.16%
	Allowance for Loan Losses to Period End Loans	1.44%	1.37%	1.29%
	Non-performing Assets to Period End Assets	1.01%	1.10%	1.27%
	Non-performing Loans to Period End Loans	1.49%	1.63%	1.73%
	Loans 30-89 Days Past Due to Period End Loans	0.35%	0.41%	0.46%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$1,882,157	$1,902,179	$1,750,042
	Average Earning Assets	$1,759,501	$1,774,977	$1,619,891
	Average Total Loans	$1,113,987	$1,124,687	$1,114,310
	Average Demand Deposits	$291,863	$277,361	$243,622
	Average Interest Bearing Liabilities	$1,400,900	$1,439,771	$1,336,404
	Average Equity	$169,971	$166,492	$156,059

	Period End Non-performing Assets (3)	$19,241	$20,609	$22,377
	Period End Non-performing Loans (4)	$16,270	$18,266	$18,943
	Period End Loans 30-89 Days Past Due (5)	$3,844	$4,634	$5,015

	Tax Equivalent Net Interest Income	$16,990	$16,763	$15,368
	Net Charge-offs during Period	$236	$2,754	$444

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(3)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, Restructured Loans, and Other Real Estate Owned.
(4)	Non-performing loans are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Restructured Loans.
(5)	Loans 30-89 days past due and still accruing.